Exhibit 23.8

Phoenix Tree Holdings Limited

Room 212, Chao Yang Shou Fu

8 Chao Yang Men Nei Street

Dongcheng District, Beijing 100010

People’s Republic of China

October 28, 2019

Ladies and Gentlemen:

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to be named in the Registration Statement on Form F-1 (the “Registration Statement”) of Phoenix Tree Holdings Limited (the “Company”), and any amendments thereto, as a person about to become a director of the Company and agree that following the effectiveness of the Registration Statement and commencing at the effectiveness of the registration statement on Form 8-A under Section 12(b) of the Securities Exchange Act of 1934, as amended, I will serve as a member of the board of directors of the Company.

Sincerely yours,

/s/ Jianping Ye
Name: Jianping Ye